SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                                 NuVasive, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
 ------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   670704 10 5
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)




-----------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 670704 10 5                                          Page 2 of 6 Pages


--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  22-1024240
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                  New Jersey
--------------------------------------------------------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                           -0-
   OWNED BY
      EACH                          --------------------------------------------
   REPORTING                        6.   SHARED VOTING POWER
  PERSON WITH
                                             3,166 shares of Common Stock
                                    --------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                        -0-
                                    --------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            3,166 shares of Common Stock
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,166 shares of Common Stock

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  [  ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  less than 0.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 670704 10 5                                          Page 3 of 6 Pages


--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  22-2007137
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                  New Jersey
--------------------------------------------------------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                           -0-
   OWNED BY
      EACH                          --------------------------------------------
   REPORTING                        6.   SHARED VOTING POWER
  PERSON WITH
                                             3,166 shares of Common Stock
                                    --------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                        -0-
                                    --------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            3,166 shares of Common Stock
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,166 shares of Common Stock

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  [  ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  less than 0.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 670704 10 5                                          Page 4 of 6 Pages


--------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson
                  77-0142070
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF                       (a) [ ]
     A MEMBER OF A GROUP                                (b) [ ]

--------------------------------------------------------------------------------
3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                           -0-
   OWNED BY
      EACH                          --------------------------------------------
   REPORTING                        6.   SHARED VOTING POWER
  PERSON WITH
                                                        -0-
                                    --------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                        -0-
                                    --------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                                        -0-
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  -0-

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                  [  ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

CUSIP No. 670704 10 5                                          Page 5 of 6 Pages

                Amendment No. 1 to Schedule 13G (Final Amendment)
                -------------------------------------------------

     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 3, 2005 (the "Schedule 13G".) Terms defined in the Schedule 13G are used herein as so defined.

     The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

ITEM 4 -        OWNERSHIP:

                (a) Amount Beneficially Owned:

                J&J:  3,166 shares of Common Stock
                JJDC:  3,166 shares of Common Stock
                Alza:  no shares of Common Stock

                (b) Percent of Class:

                J&J: less than 0.1%
                JJDC: less than 0.1%
                Alza: 0%

                (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote: -0-

                (ii) shared power to vote or to direct the vote:

                J&J:  3,166 shares of Common Stock
                JJDC:  3,166 shares of Common Stock
                Alza:  no shares of Common Stock

                (iii) sole power to dispose or to direct the disposition of: -0-

                (iv) shared power to dispose or to direct the disposition of:

                J&J:  3,166 shares of Common Stock
                JJDC:  3,166 shares of Common Stock
                Alza:  no shares of Common Stock

ITEM 5 -        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          This statement is being filed to report the fact that as of the date hereof J&J, JJDC and Alza have ceased to be the beneficial owners of more than five percent of the Common Stock.

CUSIP No. 670704 10 5                                          Page 5 of 6 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     JOHNSON & JOHNSON


                                     By /s/ MICHAEL H. ULLMANN
                                        ------------------------------
                                     Name:  Michael H. Ullmann
                                     Title:  Secretary


                                     JOHNSON & JOHNSON DEVELOPMENT CORPORATION


                                     By /s/ MANISH YADAV
                                        ------------------------------
                                     Name:  Manish Yadav
                                     Title:  Secretary


                                     ALZA CORPORATION


                                     By /s/ MICHELLE M. DAIGNEAULT
                                        ------------------------------
                                     Name:  Michelle M. Daigneault
                                     Title:  Secretary

Dated: January 25, 2006